Exhibit 99.2

CONTACT:	SanDisk Corporation
Bob Goligoski
(408) 542 — 0463
bgoligoski@sandisk.com

U.S. DISTRICT COURT EXTENDS PREVIOUS RULING IN PATENT CASE

     SUNNYVALE, CA, May 3, 2004 — SanDisk announced today that in the case involving SanDisk Corporation (NASDAQ: SNDK), defendant Ritek Corporation and defendant Pretec Electronics Corporation, the United States District Court for the Northern District of California granted defendant Pretec’s motion for summary judgment of non-infringement on the same ground that summary judgment was previously granted for defendant Ritek Corporation in October 2003. The District Court’s grant of summary judgment merely extends the effect of the Court’s October 2003 order to Pretec CompactFlash memory cards. The order does not affect the validity of the patent in question, SanDisk’s United States Patent No. 5,602,987.

     The District Court’s grant of summary judgment for Pretec applied the same claim construction that the District Court used in its October 2003 order granting summary judgment for defendant Ritek, a claim construction that SanDisk is in the process of appealing. In its order, the District Court expressly denied Pretec’s attempt to expand the Court’s October 2003 order to find non-infringement on the basis of new claim construction arguments. The Court declared that Pretec was barred from raising such new arguments in the future.

     Charles Van Orden, SanDisk vice president and general counsel, said, “As I stated in October 2003, SanDisk respectfully but strongly disagrees with the court’s claim construction ruling. SanDisk is pleased that this order will clear the way for SanDisk to now move forward with its appeal with the Federal Circuit Court of Appeals. SanDisk strongly believes that the court incorrectly interpreted the claims of the ‘987 patent and that the company has a strong basis for appeal.”

     As SanDisk stated in October 2003, license obligations under SanDisk’s existing licenses are not impacted by the court ruling and, accordingly, the company does not expect royalty income to be affected.

     SanDisk, the world’s largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

     The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties as described under the caption, “Factors That May Affect Future Results” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company assumes no obligation to update the information in this release.

SanDisk’s web site/home page address: http://www.sandisk.com
All trade names are either registered trademarks or trademarks of their respective holders.

Bob Goligoski
Director, Public Relations
SanDisk Corp
bgoligoski@sandisk.com
408-542-0463